FIRST AMENDMENT TO

$4,000,000 DEBENTURE DATED JUNE 18, 2009

ISSUED BY

DRINKS AMERICAS HOLDINGS, INC.

This First Amendment (this “Amendment”) to that certain Debenture dated June 18, 2009 in the principal amount of $4,000,000 and issued by Drinks Americas Holdings LTD., a Delaware corporation (the “Borrower”) in favor of St. George Investments, LLC (the “Lender”), is made and entered into between Borrower and Lender this 28th day of August, 2009.

WHEREAS, Borrower and Lender entered into that certain Default Waiver to Debenture Dated June 18, 2009 (the “Default Waiver”) on July 30, 2009 to remove Borrower’s default under certain provisions of the Debenture and to modify the agreement among the parties according to the terms of the Default Waiver; and

WHEREAS, Borrower desires that Lender prepay a $200,000 portion (the “Prepayment”) of that certain St. George 7 Month Secured Purchase Note dated June 18, 2009 in the principle amount of $250,000 and issued by Lender in favor of Borrower (the “Purchase Note”); and

WHEREAS, Borrower certifies that the representations and warranties in the Debenture and associated final documents (including, without limitation, that certain Securities Purchase Agreement of even date therewith) remain true and accurate in all material respects as of the date hereof, and that other than the events of default described in the Default Waiver, Borrower has not breached any covenant, promise or obligation in the Debenture, the Securities Purchase Agreement or associated final documents or the Default Waiver.

NOW THEREFORE, the parties agree and the Debenture is hereby amended as follows:

1.  Definitions and Recitals.  Capitalized terms used in this Amendment but not otherwise defined have the respective meanings set forth in the Debenture.  The recitals set forth above are incorporated in this Amendment by reference and made contractual in nature.

2.  Prepayment.  Borrower acknowledges the current outstanding balance of the Purchase Note is hereby reduced by $200,000 upon receipt by Borrower of the Prepayment.

3.  Debenture Balance.  The outstanding balance under the Debenture shall be increased from $3,817,667.14 as of August 26, 2009 to $4,217,667.14.

4.  Interest Rate.  Beginning August 26, 2009 and through the Maturity Date (as defined in the debenture), the Debenture shall carry an interest rate on the full outstanding balance equal to one percent (1.0%) per month, compounded daily, which interest shall accrue until satisfied under the terms of the Transaction Documents (for the avoidance of doubt, the interest rate is in addition to the original issue discount set forth in the Debenture).

5.  No Additional Default Interest.  In the event of an occurrence of a Trigger Event after the date of this Amendment, Lenders rights and remedies in Section 7(i) (increase of 110% of the Debenture balance) and Section 7(ii) (12% default interest) shall not apply; provided, however, that all of Lender’s other rights and remedies shall remain unchanged.

6.  Other Terms Unchanged.  The Debenture, as amended by this Amendment, remains and continues in full force and effect, constitutes a legal, valid, and binding obligation of the Company, and is in all respects agreed to, ratified, and confirmed. Any reference to the Debenture after the date of this Amendment is deemed to be a reference to the Debenture as amended by this Amendment.  If there is a conflict between the terms of this Amendment and the Debenture, the terms of this Amendment shall control.

7.  Headings.  The headings contained in this Amendment are for reference purposes only and do not affect in any way the meaning or interpretation of this Amendment.

8.  Governing Law.  This Agreement shall be governed and construed under the laws of the State of Illinois, without regard to conflicts of laws principles.  The Company hereby consents to the jurisdiction of any competent court within the State of Illinois and consents to service of process by any means authorized by Illinois law in any action brought under or arising out of this Amendment.

9.  Counterparts.  This Amendment may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.  The exchange of copies of this Amendment and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment to the Debenture made by Drinks Americas Holdings, Ltd. effective as of the day first set forth above.

DRINKS AMERICAS HOLDINGS, LTD.

By: ________________________________
Its: ________________________________

ACKNOWLEDGED AND AGREED:

ST. GEORGE INVESTMENTS, LLC

By: _____________________________
Its: _____________________________